LETTER AGREEMENT

AMG GW&K High Income Fund

Fund Management Agreement

December 4, 2020

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Fund Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Manager”) and AMG Funds III (formerly The Managers Funds) (the “Company”), dated as of April 1, 1999, and as amended from time to time (the “Fund Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 11 of the Fund Management Agreement, the Company hereby notifies you that Appendix B to the Fund Management Agreement is amended, effective as of the date hereof, to reflect a revised management fee (the “New Management Fee”) that has been agreed to by the Company and the Manager with respect to AMG GW&K High Income Fund (formerly AMG Managers Global Income Opportunity Fund), a series of the Company. Attached as Schedule A is an amendment to Appendix B to the Fund Management Agreement setting forth the annual fee the Company will pay the Manager on behalf of AMG GW&K High Income Fund pursuant to Section 6 of the Fund Management Agreement. Schedule A supplements and supersedes any information to the contrary relating to AMG GW&K High Income Fund contained in Appendix B to the Fund Management Agreement.

Please acknowledge your agreement to the New Management Fee as set forth on Schedule A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds III

By:
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
Date:

Schedule A

AMENDMENT TO

APPENDIX B

Annual rate of management fees, expressed as a percentage of the average net asset value of the series:

Name of Series	Annual Percentage Rate of Management Fee
AMG GW&K High Income Fund (formerly AMG Managers Global Income Opportunity Fund)	0.39%